Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into by and between CompuCredit Holdings Corporation, a Georgia corporation (“Company”), and Krishnakumar Srinivasan (“Employee”).

WITNESSETH:

WHEREAS, Company and Employee are parties to that December 23, 2008, employment agreement (“Employment Agreement”);

WHEREAS, the Employment Agreement sets forth the complete agreement between Company and Employee, and there are no other written agreements in effect that govern the subject matter of the Employment Agreement;

WHEREAS, as a result of the evolution of the Company’s business, Company and Employee desire for Employee to serve as a consultant to Company rather than as a full-time employee; and

WHEREAS, Employee and Company have agreed to those rights and obligations as provided herein;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged as being received, valid and sufficient, the parties to this Agreement agree as follows:

1.	Consulting Services.

Commencing as of April 5, 2010 (the “Effective Date”), Employee shall provide advice and consulting services to Company at such times and on such matters relating to areas within Employee’s expertise as Company may reasonably request.  Notwithstanding the foregoing, Company shall not request consulting services that conflict with Employee’s obligations to any future employer or that unreasonably infringe upon Employee’s personal life or other activities, and in no event will the level of services Employee provides on and after the Effective Date exceed more than 20 percent of Employee’s average level of services for Company over the 36 months immediately preceding the Effective Date.  Company shall reimburse Employee for any expenses reasonably incurred by Employee in connection with the provision of consulting services in accordance with Company’s customary practices within 30 days after Employee reports such expenses to Company, but in no event will such reimbursement be made, if at all, later than the last day of the calendar year immediately following the calendar year in which Employees incurs such reimbursable expense.

2.	Employee’s and Company’s Agreement.

(a)
The parties acknowledge that Employee’s last day of service as an employee shall be deemed to have been the Effective Date, and thereafter Employee shall no longer be employed by Company.  Employee acknowledges that his authority to act for or on behalf of Company or any of its parents, subsidiaries, or affiliates is terminated as of the Effective Date.  Company’s obligations to make any payments to Employee pursuant to the Employment Agreement shall end and terminate upon the Effective Date except as provided below.

(b)
Employee agrees that, to the extent he has not already done so, he will return to Company all property, equipment, funds, lists, books, records, notes, memorandum and other materials of Company in Employee’s possession on the Effective Date.

(c)
In consideration of Employee’s covenants herein and in return for the restricted stock and options that Employee will forfeit upon the termination of Employee’s employment with Company, and subject to Section 12(e) of this Agreement, Company does hereby agree to pay to Employee, upon the first semi-monthly payroll date following the Effective Date, the gross amount of $2,200,000, designated as wages, reduced by those amounts that Company as an employer is required by law to withhold; provided that Employee is not in breach of this Agreement at such time.  In addition, Company agrees to pay to Employee, in lieu of any severance Employee might have been entitled to receive under the Employment Agreement, the sum of $1,071,000 to be paid in (a) one installment of $21,000 on April 15, 2010, and (b) 21 monthly installments of $50,000 commencing on May, 15, 2010, and thereafter on the 15th of each calendar month, subject to Section 13(b) of this Agreement for any payments within the 409A Deferral Period (as defined therein).  Employee shall continue, until December 31, 2011, to be eligible to participate in Company’s health insurance plans on the same terms under which he participated as of the Effective Date, with Employee to pay the same amount of any premiums for such coverage as active employees pay for similar health insurance under Company’s plan, provided, however, (i) that such right shall terminate in the event that Employee becomes eligible to participate in any health insurance benefits of another employer, regardless of cost or quality of coverage, (ii) such terms (and coverage) may be modified to the extent that they are modified generally for Company’s senior management, (iii) Employee must elect COBRA coverage, and coverage provided by Company under this Agreement shall count first toward any coverage to which Employee is entitled under COBRA, (iii) Company shall provide any such coverage to be provided after the termination of COBRA on a monthly basis, and (iv) Company shall be entitled to terminate such coverage in the event Company is not able in good faith to obtain such coverage under its insurance and/or stop loss policies.  EMPLOYEE ACKNOWLEDGES THAT HE WOULD NOT BE ENTITLED TO RECEIVE ALL OF THE CONSIDERATION SET FORTH HEREIN WITHOUT HIS EXECUTION OF THIS AGREEMENT AND HIS COVENANTS AND OBLIGATIONS SET FORTH IN THIS AGREEMENT.

3.	General Release and Covenant Not to Sue.

In exchange for the promises and consideration provided under this Agreement, the sufficiency of which is acknowledged, Employee hereby knowingly and voluntarily releases, discharges, and covenants not to sue Company, and its predecessors, successors, parents, subsidiaries, affiliates, and divisions, and their respective current and former employees, officers, directors, shareholders, partners, trustees, representatives, attorneys, and agents (collectively referred to herein as “Releasees”) from and for all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, of any nature whatsoever, which Employee, his heirs, administrators, executors, personal representatives, beneficiaries, or assigns ever had, now has, or may have or claim to have against the Releasees arising from or related to events which occurred from the beginning of time to the execution of this Agreement.  This release, discharge and covenant not to sue includes but is not limited to claims of:

(a)
violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, the Sarbanes-Oxley Act of 2002, or the Employee Retirement Income Security Act;

(b)	violations of any other federal or state statute or regulation or local ordinance;

(c)
claims for lost or unpaid wages, compensation, or other benefits claims under state law, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, bad faith action, slander, assault, battery, wrongful or constructive discharge, negligent hiring, retention and/or supervision, fraud, misrepresentation, conversion, tortious interference with property, negligent investigation, breach of contract, or breach of fiduciary duty;

(d)
any claims to benefits under any and all bonus, severance, workforce reduction, early retirement, outplacement, or any other similar plan sponsored by Company which Employee ever had or now has or may in the future have; or

(e)	any other claims under state law arising in tort or contract.

By referencing the laws above, the Releasees do not admit applicability, coverage or liability under any of these laws.  Employee understands that this Agreement does not release any claim that may arise from events which occur after the date of his execution of this Agreement.  This Agreement also does not prohibit Employee from filing a charge with a governmental agency, but by signing this Agreement, Employee agrees to release any right to receive any monetary relief or other remedy for him personally arising out of any proceeding before any government agency or court.  Employee warrants that, as of his execution of this Agreement, he has not filed any claims, requests or petitions against Company for damages, costs or expenses or administrative or judicial enforcement with any governmental authority and that this Agreement resolves any and all claims for personal relief or remedies, of whatever nature, arising through the execution of this Agreement.

Employee acknowledges that, prior to the date of this Agreement, he provided all of his concerns related to Company’s activities, including concerns regarding employment, safety and regulatory compliance, to Company, and that as of the time he executed this Agreement, he did not have any such concerns which have not been submitted to Company in writing prior to the date he executed this Agreement.

Employee does not release claims to any vested benefits that he is already entitled to receive under Company’s employee benefit plans or any right he has to benefits under the Consolidated Omnibus Budget Reconciliation Act.  However, nothing in this Agreement is intended to or shall be construed to require Company to institute or continue in effect any particular plan or benefit sponsored by Company and Company hereby reserves the right to amend or terminate any of its benefit plans at any time in accordance with the procedures set forth in such plans.

4.	No Disparagement.

Employee hereby agrees and covenants that, except as may be required by law, Employee shall not make any statement, written or verbal, in any forum or media, or take any action, in disparagement of Company or any of the other Releasees (as that term is defined in Section 3 of this Agreement). Employee understands that the Company will seek to enforce its legal rights and will take any appropriate legal action necessary should Employee make any such statement or engage in any such action.  Furthermore, Employee represents and warrants that through the date and time he executes this Agreement, he has complied with the covenant set forth in this section.

Company shall make commercially reasonable efforts to prevent any corporate disclosure, or the disclosure by any senior executive of Company, in disparagement of Employee.  Company understands that Employee will seek to enforce his legal rights and will take any appropriate legal action necessary should Company or its senior executives make any such statement or engage in any such action.

5.	Employment Covenants; Surrender of Stock; Tax Obligation; Indemnity.

Employee hereby adopts and reaffirms his obligations under the Employment Agreement, including without limitation his obligations under Sections 7, 8 and 12 of the Employment Agreement, and the Company agrees that only these obligations from the Employment Agreement shall survive the passage of the Effective Date of this consulting Agreement.

Employee does hereby surrender, release, give back and assert no further claim in connection with any bonus, stock, stock options or equity-based awards of Company.  Employee does hereby consent to Company taking those actions reasonably required to document that Employee has no further claim to such bonus, stock, stock options or equity-based awards.

6.	Cooperation.

Employee agrees that from the date this Agreement and for a period of ninety days thereafter, and as subsequently reasonably requested, Employee shall fully cooperate with Company to transition his duties.  In addition, Employee agrees and covenants that he shall, to the extent reasonably requested, cooperate with Company in any pending or future litigation or claim to which Company is a party or potential party. Employee further agrees and covenants that, in any such litigation, he shall, without the necessity for subpoena, provide, in any jurisdiction in which Company requests, truthful testimony relevant to said litigation.  To the extent Employee’s compliance with this covenant imposes on Employee any material time commitment, or any actual, out-of-pocket expenses, Company shall reimburse Employee an amount Company deems reasonable, taking into good faith account the input of Employee, within 30 days after expending such time or incurring such expenses.

7.	Intellectual Property Ownership and Participation

In consideration of Company’s covenants herein, Employee hereby unconditionally and irrevocably transfers and assigns to Company all right, title and interest in and to all Intellectual Property conceived, discovered, developed or created while employed by Company. Intellectual Property means (i) copyrights, copyright rights, moral rights and mask work rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and other patent rights; (v) other rights with respect to inventions, discoveries, improvements, know-how, formulas, algorithms, processes, technical information and other technology; (vi) all other intellectual and industrial property rights of every kind or nature and however designated, whether arising by operation of law, contract, license or otherwise; and (vii) all national, foreign and state registrations, applications for registration and all renewals and extensions thereof. Employee agrees to timely perform such further acts as may be necessary or desirable to transfer, perfect, and defend Company’s ownership of the Intellectual Property that are reasonably requested by Company.  Employee grants to Company a royalty-free, non-exclusive license to use and sub-license any Intellectual Property developed by Employee for Company while Employee was a consultant to Company.  The foregoing is not intended to suggest that Employee has any ownership rights in such Intellectual Property.

8.	Assignment of Claims.

Employee hereby represents and warrants that he has not assigned, transferred, or hypothecated or purported to assign, transfer, or hypothecate any claim or matter herein released, disclaimed, discharged, or terminated.

9.	Legal Process.

Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law.  Specifically, Employee shall continue to be under a duty or obligation to truthfully respond to any legal and valid subpoena or other legal process.

10.	Non-Admission of Liability.

Company and Employee understand and agree that this Agreement does not constitute an admission of liability, wrongdoing, or unlawful conduct on their respective parts.

11.	Miscellaneous.

(a)
Assignment.  This Agreement is assignable by Company in whole or in part to any subsidiaries or affiliates of Company or to any successor to Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise, but no such assignment shall relieve Company of its obligations to perform hereunder.  This Agreement is not assignable by Employee, except that Employee can assign the right to payments hereunder (but not the performance obligations) to a corporation or limited liability company 51% or more owned by Employee.

(b)
Modification.  No provision of this Agreement may be changed, altered, modified or waived except in writing signed by Employee and officers of Company, which writing shall specifically reference this Agreement and the provision which the parties intend to waive or modify.

(c)
Severability.  Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

(d)
Reformation.  If any of the covenants or promises of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as reformed.

(e)	Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia without regard to conflict of law provisions.

(f)
Consent to Jurisdiction.  Employee consents, and waives any objection, to personal jurisdiction and venue in the federal and state courts having jurisdiction in Fulton County, Georgia in any dispute arising out of the terms of this Agreement.

(g)
Attorneys’ Fees and Costs.  Should either party be required to commence an action in any court of competent jurisdiction to enforce this Agreement, such party shall be entitled to recover its attorneys’ fees and costs, to the extent that such party is the prevailing party.  The non-prevailing party agrees to reimburse the prevailing party for such fees and costs within 30 days of the final non-appealable settlement or resolution of such action.

(h)
Interpretation.  Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation of this Agreement.

(i)
Headings and Captions.  The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

(j)
Waiver.  The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

(k)
Entire Agreement.  This Agreement constitutes a single integrated contract expressing the entire agreement of the parties hereto.  There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof.

12.	Understanding.

Employee warrants and agrees that:

(a)	He has carefully read and fully understands all of the provisions of this Agreement;

(b)	He knowingly and voluntarily agrees to all the terms set forth in this Agreement and intends to be legally bound by the same;

(c)
He is, through this Agreement, releasing Releasees (as that term is defined in Paragraph 2 of this Agreement) from any and all claims he may have against Company, except to the extent expressly provided otherwise herein;

(d)	In entering into this Agreement, he relies wholly upon his own judgment and he has not been influenced by any statement made by Company or by any person representing or employed by Company; and

(e)
Employee acknowledges and understands that he may take up until the close of business on the day that is twenty-one (21) calendar days from the Effective Date to consider whether to sign this Agreement. Employee further acknowledges and understands that he may revoke his consent to this Agreement at any time during the seven (7) calendar day period after he signs and delivers this Agreement to the Company.  Employee acknowledges and understands that if he revokes this Waiver, he must do so in writing delivered to the Company.  Employee acknowledges and understands that this Agreement is not effective until the expiration of this seven (7) calendar day revocation period.  Employee acknowledges and understands that upon the expiration of such seven (7) calendar day revocation period this entire Agreement will be binding upon him and will be irrevocable.  Notwithstanding any other provision of this Agreement, no payments will be made hereunder before the seven (7) calendar day expiration period, and any payments to be made during such time shall be accumulated and paid on the first semi-monthly payroll date following the earlier of (i) seven (7) calendar day expiration period  and (ii) 30 days after the Effective Date.

13.
Nonqualified Deferred Compensation Omnibus Provision.  It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code (“Section 409A”) shall be paid and provided in a manner, and at such time, including without limitation, payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g., death, separation from service from Company and its affiliates as defined for purposes of Section 409A), and in such form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance.  In connection with effecting such compliance with Section 409A, the following shall apply:

(a)
Neither Employee nor Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A (including any transition or grandfather rules thereunder).

(b)
Given Employee is a specified employee for purposes of Section 409A(a)(2)(B)(i), payments or provision of benefits in connection with Employee’s separation from service event (as determined for purposes of Section 409A) shall not be made until the earlier of (i) Employee’s death or (ii) October 6, 2010, which is the first day immediately following six (6) months after Employee’s separation from service (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid (subject to the terms of the Agreement) in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefits may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided (subject to the terms of the Agreement) as otherwise scheduled.

(c)
For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.

(d)
For purposes of this Agreement, Employee’s Effective Date will constitute a “separation from service” within the meaning of Section 409A with respect to Employee’s employment relationship with Company given it is reasonably anticipated that consulting services that Employee will perform after that date will not exceed 20 percent of Employee’s average level of services for Company over the 36 months immediately preceding the Effective Date.

(e)
Notwithstanding any other provision hereof, in the event any compensation payable hereunder fails to be exempt from or comply with Section 409A and results in additional taxes, interest and/or penalties assessed against Employee as result of a violation of Section 409A of the Code, then Company shall pay to or on Employee’s behalf an amount equal to such taxes, interest and/or penalties assessed against Employee.  The payment shall be made as soon as practicable after calculation of such payment by Company in good faith, but in no event later than the date the taxes, interest and/or penalties are required to be remitted.  Employee agrees to take such actions Company reasonably requests under the circumstances to mitigate or challenge any such additional taxes, interest and/or penalties.  If Company reasonably requests that Employee take action to mitigate or challenge any such taxes, interest and/or penalties and the Employee complies with such request, Company shall, at its expense, provide Employee with such information and such expert advice and assistance from Company’s independent accountants, lawyers and other advisors as Employee reasonably requests

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.

“EMPLOYEE”

  /s/ Krishnakumar Srinivasan                                                                           DATE: April 5, 2010
Krishnakumar Srinivasan

“COMPANY”

COMPUCREDIT HOLDINGS CORPORATION                                                                         DATE: April 5, 2010

By:  /s/ Richard R. House, Jr.
Name:  Richard R. House, Jr.
Title:  President

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